EXHIBIT 11.1

Travis International,
Inc.
Computation of Per Share Earnings

                                              Year Ended September 30
                                       ------------------------------------
                                          1995         1996         1997
                                          ----         ----         ----

Net income .........................   $1,882,228   $2,604,878   $3,003,220
                                       ==========   ==========   ==========

Average shares outstanding (1) .....    2,750,236    2,862,921    3,012,723

Net effect of dilutive securities:
    -preferred stock ...............       78,318       82,620       82,620
    -options .......................      157,865      157,865      299,537
    -warrants ......................         --           --         32,785
                                       ----------   ----------   ----------

Total ..............................    2,986,419    3,103,406    3,427,665
                                       ==========   ==========   ==========

Net income per share of common stock   $     0.63   $     0.84   $     0.88
                                       ==========   ==========   ==========

(1)  Includes common stock and Class A common stock